EXHIBIT 99.1

February 1, 2006
FOR IMMEDIATE RELEASE

CONTACT: D. Anthony Peay, Executive Vice President/Chief Financial Officer (804) 632-2112

Traded: NASDAQ Symbol: UBSH

UNION BANKSHARES INCREASES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) -— The Board of Directors of Union Bankshares Corporation has declared a quarterly dividend of $.22 per share. This dividend is the first quarterly dividend paid since the Company announced, in October 2005, that it would begin paying its dividend on a quarterly basis instead of semi-annually. On an annualized basis, this dividend represents a 10% increase from the $.40 semi-annual dividend ($.80 annualized) paid on November 1, 2005 and a 19% increase from the $.37 semi-annual dividend ($.74 annualized) paid on May 2, 2005. The dividend is payable on February 28, 2006 to shareholders of record as of February 16, 2006.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg (3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc., provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns an interest in Johnson Mortgage Company, LLC.

In addition, Union Bankshares recently announced the signing of a definitive merger agreement, pursuant to which Union will acquire Prosperity Bank & Trust Company in an all cash transaction valued at $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D.C. Upon completion of the transaction, Union will have total assets of over $2.0 billion.

This press release may contain “forward looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.